Exhibit 99.1

Eton Pharmaceuticals Reports Second Quarter 2025 Financial Results

●	Q2 2025 product sales of $18.9 million, representing 108% growth over Q2 2024 and the 18th straight quarter of sequential product sales growth

●	Q2 2025 basic and fully diluted GAAP EPS of $(0.10), non-GAAP fully diluted EPS of $0.03, and Adjusted EBITDA of $3.1 million

●	Launched KHINDIVI™ (hydrocortisone) Oral Solution

●	Reached 100 active INCRELEX® patients, ahead of previous guidance of year end

●	Company projects reaching an annual revenue run rate of $80 million in Q3, one quarter ahead of previous guidance

●	Management to hold conference call today at 4:30pm ET

DEER PARK, Ill., August 7, 2025 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today reported financial results for the quarter ended June 30, 2025.

“Eton continues to execute on all fronts. During the second quarter, we received FDA approval for and subsequently launched KHINDIVI, marking our third commercial launch in 2025. As the first and only FDA-approved oral solution of hydrocortisone, KHINDIVI is a game changer for many pediatric patients. We were excited to finally bring this important treatment to the market and look forward to continuing to raise awareness of its availability,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“Our strong commercial execution helped us deliver an impressive 108% revenue growth in the quarter, driven primarily by ongoing growth from ALKINDI SPRINKLE and the relaunches of INCRELEX and GALZIN. INCRELEX continues to track well ahead of our original expectations with 100 active patients at the end of July. We previously expected to reach this mark at the end of the year, so we are proud of the team’s hard work to hit this milestone well ahead of schedule. With these recent successes and the ongoing strength of our entire portfolio, we now expect to achieve an $80 million annual revenue run rate in the third quarter, one quarter ahead of our prior projections.”

“In addition to executing on these three product launches and driving significant revenue growth, we continue to advance our pipeline programs, evaluate new business development opportunities and prepare for the potential approval and launch of ET-600 in the first quarter of 2026,” concluded Brynjelsen.

Second Quarter and Recent Business Highlights

18th straight quarter of sequential growth in product sales and 108% growth over prior year quarter. Eton reported second quarter 2025 product sales of $18.9 million. Year-over-year revenue growth was driven primarily by continued growth in ALKINDI SPRINKLE® and the addition of revenues from INCRELEX and GALZIN.

INCRELEX relaunch outperforming expectations; reached 100 active patients at the end of July. Eton’s ongoing engagement with the pediatric endocrinology community has helped drive awareness and clinical adoption of INCRELEX. The Company had a robust presence at key scientific conferences during the quarter, including Pediatric Endocrine Nurses Society (PENS), Pediatric Endocrine Society (PES), and Endocrine Society (ENDO), where it met with multiple advisory boards and Key Opinion Leaders, participated in a product symposium, hosted exhibit booths, and presented a new scientific poster featuring real-world registry data demonstrating the efficacy and safety of INCRELEX. Due to the strong execution of Eton’s commercial organization, INCRELEX has grown from 67 active patients in December 2024 to 100 active patients at the end of July, a target the Company initially expected to reach at the end of 2025.

FDA approval and commercial launch of KHINDIVI, Eton’s 8th commercial product. On May 28th, Eton received FDA approval for KHINDIVI as a replacement therapy in pediatric patients five years of age and older with adrenocortical insufficiency. The product became commercially available in June, and the Company has received favorable early feedback from patients and prescribers. Eton is also working to develop a new formulation for patients aged four years and under. Eton has already manufactured registration batches of a new KHINDIVI formulation with substantially reduced levels of the inactive ingredients polyethylene glycol 400, propylene glycol, and glycerin, which Eton believes will allow for an expansion of the product’s approved population age. A pre-submission meeting with the FDA is scheduled for September, and the Company expects to file a supplement to the existing KHINDIVI New Drug Application (NDA) in the first half of 2026, which could allow for approval before the end of 2026.

Continued growth of ALKINDI SPRINKLE. In the second quarter, ALKINDI SPRINKLE delivered strong sequential and year-over-year growth in revenue and patients on treatment. Through the second quarter, year-to-date new patient prescriptions exceeded the first two quarters of all prior years. In recent months, Eton had a prominent footprint at major healthcare professional congresses such as PENS, PES, ENDO, and Pediatric Endocrinology Society of Texas, Oklahoma, Louisiana, Arkansas (PESTOL), where the Company presented a new scientific poster showcasing real-world ALKINDI SPRINKLE safety and adherence data.

Strong initial trajectory for GALZIN commercial relaunch. Eton relaunched GALZIN in March and believes it has now successfully transitioned most existing users to Eton’s distribution network. The Company’s launch has been well received by the Wilson disease community, which has expressed excitement about Eton’s efforts to broaden access to treatment with its $0 copay for eligible patients and high-touch specialty pharmacy distribution to help support medication adherence. The Company sees a significant long-term growth opportunity and has launched awareness and educational campaigns to target patients that have historically used over-the-counter zinc supplement products that are not FDA-approved for Wilson disease.

NDA for ET-600 accepted by the FDA and second patent received. In July, ET-600's NDA was accepted for review by the FDA and assigned a Target Action Date of February 25, 2026. Commercialization activities are already underway in anticipation of a potential first quarter 2026 launch. Also in July, the United States Patent and Trademark Office (USPTO) granted the Company a second patent covering ET-600's proprietary formulation of desmopressin oral solution. The patent expires in 2044 and is expected to be listed in the FDA Orange Book upon the product’s approval.

Second Quarter Financial Results

Net Revenue: Net revenues for the second quarter of 2025 were $18.9 million compared with $9.1 million in the prior year period, an increase of 108%. The growth was driven primarily by increased sales of ALKINDI SPRINKLE and the addition of sales from INCRELEX and GALZIN.

The company now expects to achieve an approximately $80 million annual revenue run rate in the third quarter of 2025, one quarter ahead of previous projections.

Gross Profit: Gross profit for the second quarter of 2025 was $11.9 million compared with $5.6 million in the prior year period, an increase of 112%.

Adjusted gross profit, which adjusts for the impact of acquired inventory step-up adjustments and intangible amortization, was $14.1 million in the second quarter of 2025, representing an adjusted gross margin of 75% compared to adjusted gross profit of $5.9 million and adjusted gross margin of 65% in the prior year period. The margin improvement was primarily driven by continued growth of higher-margin ALKINDI SPRINKLE and the addition of high margin INCRELEX revenue. The Company continues to expect to report full year 2025 adjusted gross profit of approximately 70%.

Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2025 were $3.7 million compared to $3.0 million in the prior year period. R&D expenses for the second quarter of 2025 included a $2.2 million expense for the FDA application fee associated with the submission of the Company’s NDA for ET-600 and a $0.5 million expense related to the licensing of AMGLIDIA®.

General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2025 were $9.7 million compared to $5.6 million in the prior year period. The increase was primarily attributable to an increase in sales and marketing expenses associated with the ongoing product launches and an increase in compensation and benefit expenses due to an increase in general and administrative headcount.

Adjusted G&A expense, which removes share-based compensation, transaction related costs, and other one-time expenses, was $7.6 million in the quarter, compared with $4.9 million the prior year period. The Company expects Adjusted G&A expenses to remain flat or decline through the second half of 2025.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA): Adjusted EBITDA for the second quarter of 2025 was $3.1 million compared to $(1.6) million in the prior year period.

Net Income/Loss: Net loss for the second quarter of 2025 was $2.6 million or $0.10 per basic and diluted share compared to a net loss of $3.0 million or $0.12 per basic and diluted share in the prior year period.

On a non-GAAP basis, the Company reported net income of $1.5 million or $0.03 per diluted share, for the second quarter of 2025 compared to a net loss of $1.9 million, or $0.08 per diluted share in the prior year period.

For a reconciliation of GAAP net loss to Earnings Before Interest, Taxes, Depreciation and Amortization EBITDA (“EBITDA”), Adjusted EBITDA and adjusted Non-GAAP basic and fully diluted earnings per share to the most directly comparable GAAP financial measure, please see the tables below.

Cash Position: As of June 30, 2025, the Company had cash and cash equivalents of $25.4 million and generated $8.0 million of operating cash flow during the quarter. Subsequent to the second quarter, Eton received a $4.6 cash payment for the INCRELEX ex-U.S. licensing agreement executed in the first quarter.

Conference Call and Webcast Information

As previously announced, Eton Pharmaceuticals will host its second quarter 2025 conference call as follows:

Date:	August 7, 2025
Time:	4:30 p.m. ET (3:30 p.m. CT)
Dial In:	(800) 715-9871 or (646) 307-1963; Conference ID: 5899895
Webcast:	Click Here

In addition to taking live questions from participants on the conference call, management will be answering emailed questions from investors. Investors can email questions to: investorrelations@etonpharma.com.

The live webcast can be accessed on the Investors section of Eton’s website at https://ir.etonpharma.com. An archived webcast will be available on Eton’s website approximately two hours after the completion of the event and for 30 days thereafter.

* Conference call participants should register to obtain their dial-in and passcode details.  Please be sure to register using a valid email address.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has eight commercial rare disease products: KHINDIVITM, INCRELEX®, ALKINDI SPRINKLE®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has five additional product candidates in late-stage development: ET-600, Amglidia®, ET-700, ET-800 and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

E: lwilson@insitecony.com

Eton Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Revenues:
Licensing revenue	$—	$—	$3,286	$—
Product sales and royalties, net	18,928	9,074	32,924	17,040
Total net revenues	18,928	9,074	36,210	17,040

Cost of sales:
Licensing revenue	—	—	825	—
Product sales and royalties	7,004	3,448	13,600	6,407
Total cost of sales	7,004	3,448	14,425	6,407

Gross profit	11,924	5,626	21,785	10,633

Operating expenses:
Research and development	3,712	2,970	4,873	3,621
General and administrative	9,687	5,591	18,857	10,747
Total operating expenses	13,399	8,561	23,730	14,368

Loss from operations	(1,475)	(2,935)	(1,945)	(3,735)

Other expense:
Interest and other expense, net	(1,044)	(52)	(2,072)	(63)

Loss before income tax expense	(2,519)	(2,987)	(4,017)	(3,798)

Income tax expense	66	54	140	54

Net loss	$(2,585)	$(3,041)	$(4,157)	$(3,852)
Net loss per share, basic and diluted	$(0.10)	$(0.12)	$(0.15)	$(0.15)
Weighted average number of common shares outstanding, basic and diluted	26,893	25,778	26,889	25,771

Eton Pharmaceuticals, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,379	$14,936
Accounts receivable, net	14,453	5,361
Inventories, net	23,791	15,232
Prepaid expenses and other current assets	4,820	5,492
Total current assets	68,443	41,021

Property and equipment, net	18	34
Intangible assets, net	32,879	34,881
Operating lease right-of-use assets, net	324	175
Other long-term assets, net	12	12
Total assets	$101,676	$76,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,142	$4,167
Short-term debt, net of discount	2,769	—
Accrued Medicaid rebates	16,226	6,866
Accrued liabilities	7,459	8,914
Total current liabilities	38,596	19,947

Long-term debt, net of discount and including accrued fees	27,409	29,811
Operating lease liabilities, net of current portion	492	107
Long-term inventory payable	6,949	—
Other long-term liabilities	4,269	1,830
Total liabilities	77,715	51,695

Commitments and contingencies

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 26,817,535 and 26,709,084 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	27	27
Additional paid-in capital	135,984	132,294
Accumulated deficit	(112,050)	(107,893)
Total stockholders’ equity	23,961	24,428

Total liabilities and stockholders’ equity	$101,676	$76,123

Eton Pharmaceuticals, Inc.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended	Six months ended
	June 30, 2025	June 30, 2024
Cash flows from (used in) operating activities
Net loss	$(4,157)	$(3,852)

Adjustments to reconcile net loss to net cash from operating activities:
Stock-based compensation	3,296	1,661
Depreciation and amortization	2,018	513
Inventory step-up	2,349	—
Non-cash lease expense	30	36
Debt discount amortization and non-cash interest expenses	342	48
Changes in operating assets and liabilities:
Accounts receivable	(9,092)	(1,462)
Inventories	(10,909)	(1,157)
Prepaid expenses and other assets	672	330
Accounts payable	7,970	284
Accrued Medicaid rebates	9,359	3,514
Accrued liabilities	(1,201)	(1,133)
Other non-current assets and liabilities	9,372	—
Net cash from (used in) operating activities	10,049	(1,218)

Cash flows from (used in) investing activities
Purchases of product license rights	—	(1,868)
Purchases of property and equipment	—	(14)
Net cash from (used in) investing activities	—	(1,882)

Cash flows from (used in) financing activities
Repayment of long-term debt	—	(770)
Proceeds from stock option exercises	394	176
Net cash from (used in) financing activities	394	(594)

Change in cash and cash equivalents	10,443	(3,694)
Cash and cash equivalents at beginning of period	14,936	21,388
Cash and cash equivalents at end of period	$25,379	$17,694

Supplemental disclosures of cash flow information
Cash paid for interest	$852	$362
Cash paid for income taxes	$89	$—

Eton Pharmaceuticals, Inc.

Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
GAAP net loss	$(2,585)	$(3,041)	$(4,157)	$(3,852)
Depreciation (1)	4	9	16	23
Intangible amortization expense (2)	1,001	267	2,002	487
Interest expense (including debt discount amortization and non-cash interest expenses)	1,198	222	2,361	460
Income tax expense	66	54	140	54
EBITDA	$(316)	$(2,489)	$362	$(2,828)
Other non-GAAP adjustments:
Inventory step-up expense (3)	1,207	—	2,349	—
Stock-based compensation (4)	2,096	840	3,296	1,661
Severance expense (5)	—	—	335	—
Divestiture-related costs (6)	64	—	384	—
Total of Other non-GAAP adjustments	3,367	840	6,364	1,661
Adjusted EBITDA	$3,051	$(1,649)	$6,726	$(1,167)

GAAP loss before income tax	$(2,519)	$(2,987)	$(4,017)	$(3,798)
Non-GAAP adjustments:
Depreciation (1)	4	9	16	23
Intangible amortization expense (2)	1,001	267	2,002	487
Inventory step-up expense (3)	1,207	—	2,349	—
Share-based compensation (4)	2,096	840	3,296	1,661
Severance expense (5)	—	—	335	—
Divestiture-related costs (6)	64	—	384	—
Total pre-tax non-GAAP adjustments	4,372	1,116	8,382	2,171
Income tax effect of pre-tax non-GAAP adjustments (7)	313	—	430	—
Total non-GAAP adjustments	4,059	1,116	7,952	2,171
Non-GAAP Net Income	$1,540	$(1,871)	$3,935	$(1,627)

Weighted average number of common shares outstanding, basic	26,893	25,778	26,889	25,771
Weighted average number of common shares outstanding, diluted	31,141	25,778	31,066	25,771

GAAP loss per share - Basic	$(0.10)	$(0.12)	$(0.15)	$(0.15)
Non-GAAP adjustments	0.15	0.04	0.30	0.08
Non-GAAP earnings per share - Basic	$0.05	$(0.08)	$0.15	$(0.07)

GAAP loss per share - Basic	$(0.10)		$(0.15)
Non-GAAP adjustments	0.13		0.26
Non-GAAP earnings per share - Diluted	$0.03		$0.11

(1)	Represents depreciation expense related to our property and equipment.
(2)	Intangible amortization expenses are associated with our intellectual property rights related to INCRELEX®, GALZIN®, PKU GOLIKE®, Carglumic Acid, Betaine Anhydrous, and Nitisinone.
(3)

During the three and six months ended June 30, 2025, we recognized in cost of sales $1,207 and $2,349, respectively, for inventory step-up expense primarily attributable to INCRELEX® inventory revalued in connection with this product acquisition.

(4)

Represents share-based compensation expense associated with our stock option and restricted stock unit stock unit grants to our employees and non-employee directors and our employee share purchase plan.

(5)	Represents severance and benefit expenses associated with role redundancy within commercial operations during the first quarter of 2025.
(6)	Represents legal expense and other divestiture-related costs associated with the out-licensing of the INCRELEX® commercial rights in territories outside of the U.S.
(7)

Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the effective income tax rate for the period as the Company is in a full income tax valuation allowance position and the income tax adjustments on a pre-tax non-GAAP adjustment is commensurate with the performance measure.

Eton Pharmaceuticals, Inc.

Second Quarter 2025 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Divestiture Related Costs	Non-GAAP
Revenues:
Licensing revenue	$—	$—	$—	$—	$—	$—
Product sales and royalties	18,928	—	—	—	—	18,928
Total net revenues	18,928	—	—	—	—	18,928

Cost of sales:
Licensing revenue	—	—	—	—	—	—
Product sales and royalties	7,004	(1,001)	(1,207)	—	—	4,796
Total cost of sales	7,004	(1,001)	(1,207)	—	—	4,796

Gross profit	11,924	1,001	1,207	—	—	14,132

Operating expenses:
Research and development	3,712	—	—	(43)	—	3,669
General and administrative	9,687	(4)	—	(2,053)	(64)	7,566
Total operating expenses	13,399	(4)	—	(2,096)	(64)	11,235

(Loss) income from operations	(1,475)	1,005	1,207	2,096	64	2,897

Other expense:
Interest and other expense, net	(1,044)	—	—	—	—	(1,044)

(Loss) income before income tax expense	(2,519)	1,005	1,207	2,096	64	1,853

Income tax expense	66	57	68	118	4	313

Net (loss) income	$(2,585)	$948	$1,139	$1,978	$60	$1,540
Net (loss) income per share, basic	$(0.10)	$0.04	$0.04	$0.07	$0.00	$0.05
Net (loss) income per share, diluted	$(0.10)	$0.03	$0.04	$0.06	$0.00	$0.03

Weighted average number of common shares outstanding, basic	26,893
Weighted average number of common shares outstanding, diluted	31,141

Eton Pharmaceuticals, Inc.

YTD 2025 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Divestiture Related Costs	Non-GAAP
Revenues:
Licensing revenue	$3,286	$—	$—	$—	$—	$—	$3,286
Product sales and royalties	32,924	—	—	—	—	—	32,924
Total net revenues	36,210	—	—	—	—	—	36,210

Cost of sales:
Licensing revenue	825	—	—	—	—	—	825
Product sales and royalties	13,600	(2,002)	(2,349)	—	—	—	9,249
Total cost of sales	14,425	(2,002)	(2,349)	—	—	—	10,074

Gross profit	21,785	2,002	2,349	—	—	—	26,136

Operating expenses:
Research and development	4,873	—	—	(82)	—	—	4,791
General and administrative	18,857	(16)	—	(3,214)	(335)	(384)	14,908
Total operating expenses	23,730	(16)	—	(3,296)	(335)	(384)	19,699

(Loss) income from operations	(1,945)	2,018	2,349	3,296	335	384	6,437

Other expense:
Interest and other expense, net	(2,072)	—	—	—	—	—	(2,072)

(Loss) income before income tax expense	(4,017)	2,018	2,349	3,296	335	384	4,365

Income tax expense	140	70	81	114	12	13	430

Net (loss) income	$(4,157)	$1,948	$2,268	$3,182	$323	$371	$3,935
Net (loss) income per share, basic	$(0.15)	$0.07	$0.08	$0.12	$0.01	$0.01	$0.15
Net (loss) income per share, diluted	$(0.15)	$0.06	$0.07	$0.10	$0.01	$0.01	$0.11

Weighted average number of common shares outstanding, basic	26,889
Weighted average number of common shares outstanding, diluted	31,066